Exhibit 10.11

SUMMARY OF BASIC LEASE PROVISIONS

DATE OF LEASE:	November 19, 2010

LANDLORD:	Bunn Farm Associates, LLC

ADDRESS OF LANDLORD:	101 Poor Farm Road
Princeton, NJ 08540

TENANT:	Agile Therapeutics, Inc.

ADDRESS OF TENANT:	101 Poor Farm Road
Princeton, NJ 08540

GUARANTOR:	N/A

ADDRESS OF GUARANTOR:	N/A

DEMISED PREMISES:	Approximately 5,750 rentable square feet located on the 3rd Floor of Unit A of Herrontown Woods Condominium located at 101 Poor Farm Road, Princeton, New Jersey 08540

LEASE TERM:	Thirty-Six (36) Months, subject to adjustment if the Lease Commencement Date is a date other than December 1, 2010

LEASE COMMENCEMENT DATE:	December 1, 2010, subject to adjustment pursuant to Section 5.5

LEASE EXPIRATION DATE:	November 30, 2013

TOTAL BASE RENT TO BE PAID DURING THE INITIAL LEASE TERM:	$334,697.88

MINIMUM ANNUAL RENT TO BE PAID DURING THE INITIAL LEASE TERM	Year 1 - S100,145.76

(TAKING INTO ACCOUNT FREE RENT AS SET FORTH BELOW):	Year 2 - $108,052.12
Year3 - $126,500.00

MINIMUM MONTHLY RENT TO BE PAID DURING THE INITIAL LEASE TERM:	Year 1 -12/01/10 - 11/30/11 - $9,104.16
Year 2 - 12/01/11 - 11/30/12 - $9,822.92

Year 3 -12/01/12 - 11/30/13 - $10,541.67

PERMITTED USE:	Executive, general and administrative offices and no other use.

TOTAL RENTABLE SQUARE FEET OF	Approximately 5,750 square feet

DEMISED PREMISES:

SECURITY DEPOSIT:	$18,208.32

BROKERS:	Morford & Dodds Realty

Cushman & Wakefield of New Jersey, Inc.

BROKERS COMMISSION:	Payable by Landlord pursuant to separate agreements with Brokers

FREE RENT:

Notwithstanding anything contained herein to the contrary, provided that no Event of Default exists on the first day of each month for which Minimum Monthly Rent is to be abated. Tenant shall be entitled to receive an abatement of the installment of Minimum Monthly Rent for the following full months during the Lease Term: (i) December, 2010 (provided that if the Lease Commencement Date occurs on a day other than December 1, 2010 pursuant to Section 5.5, Tenant shall be entitled instead to receive an abatement of Minimum Monthly Rent for the first full calendar month of the Lease Term) and (ii) December, 2011.

RENEWAL OPTION:	Tenant shall have two (2) options to renew this Lease for term of three (3) years each subject to Article 31 of this Lease.

BASE YEAR:	January 1, 2011 - December 31, 2011

TOTAL AREA WITHIN THE UNIT:	approximately 17,313 square feet

TENANT’S PROPORTIONATE SHARE OF COMMON AREA COSTS:	33.21%

LEASE

This Lease (“Lease”), dated the date shown on the Summary of Basic Lease Provisions (the “Summary”), is by and between the landlord named on the Summary (“Landlord”) and the tenant named on the Summary (“Tenant”).

WITNESSETH

ARTICLE 1 – DEMISED PREMISES

1.1                               In consideration of the rents and covenants herein set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the premises containing the approximate rentable square footage identified on the Summary and depicted on Exhibit A attached hereto (the “Demised Premises”) located on the 3rd floor of Unit A of Herrontown Woods Condominium (the “Unit”), which Unit is owned by the Landlord and part of the Building located at 101 Poor Farm Road, Princeton, New Jersey 08540 (“Property”), together with the non-exclusive right to use and enjoy the Common Areas (as hereinafter defined) in common with Landlord, other tenants of the Property, and all others entitled to such use. Tenant shall have the right to enter upon and use the Demised Premises in accordance with the terms and conditions of this Lease on a 365 day per year, 7 day per week, 24 hour per day basis.

ARTICLE 2 – TERM

2.1                               The term of this Lease (“Lease Term”) shall be as set forth on the Summary and shall, subject to Article 31, include any renewals and extensions of the Lease.

ARTICLE 3 – INITIAL ALTERATIONS; EARLY ENTRY

3.1                               Upon obtaining Landlord’s initial written consent, which consent shall not be unreasonably conditioned, withheld or delayed. Tenant shall have the right to perform any or all of the following improvements solely at Tenant’s own cost prior to Lease Commencement Date or at any time thereafter (collectively, the “Initial Alterations”).

3.1.1       Re-paint the entire Demised Premises.

3.1.2       Install new wall coverings in the lobby area of the Demised Premises.

3.1.3       Re-carpet the entire Demised Premises.

3.1.4       Install a “card key” security system to the Demised Premises.

3.1.5       Install new locks on front and rear doors of the Demised Premises.

3.2                               Notwithstanding anything to the contrary set forth in this Lease, Tenant and its agents, employees and contractors shall have the right to enter upon the Demised Premises at any time or times from the date of the Lease to the Lease Commencement Date (the “Early

Entry Period”) for purposes of making the Demised Premises ready for use by Tenant as of the Lease Commencement Date, including, without limitation, performing any or all of the Initial Alterations and moving in and installing Tenant’s phone, data and computer equipment, furniture, fixtures, equipment and other personal property. Tenant’s access during the Early Entry Period shall be subject to Tenant’s compliance with all of the provisions of this Lease excepting those requiring the payment of Minimum Monthly Rent and Additional Rent.

ARTICLE 4 – RENT

4.1                               Landlord reserves and Tenant covenants to pay to Landlord without demand, set-off or, except as otherwise set forth in this Lease, abatement at Landlord’s address as set forth on the Summary, or at such other place as may hereafter be designated in writing by Landlord, the rents as set forth in this Article 4.

4.2                               During the Lease Term, Tenant covenants to pay the total minimum annual rent (“Minimum Annual Rent”) as set forth on the Summary and in the manner prescribed herein. Tenant covenants to pay Minimum Annual Rent in equal monthly installments (“Minimum Monthly Rent”) as set forth on the Summary. The Minimum Monthly Rent shall be due and payable on the first day of each month throughout the Lease Term, commencing on the Lease Commencement Date set forth on the Summary. Notwithstanding anything contained herein to the contrary, provided that no Event of Default exists on the first day of each month for which Minimum Monthly Rent is to be abated. Tenant shall be entitled to receive an abatement of the installments of Minimum Monthly Rent for the following months during the Lease Term: (i) December, 2010 (provided that if the Lease Commencement Date occurs on a day other than December 1, 2010 pursuant to Section 5.5. Tenant shall be entitled instead to receive an abatement of Minimum Monthly Rent for the first full calendar month of the Lease Term) and (ii) December, 2011. In the event that the Lease Commencement Date occurs on a day other than the 1st day of a calendar month, the Minimum Monthly Rent for such month shall be pro-rated based on the actual number of days in such month.

4.3                               In addition to the Minimum Annual Rent and the Minimum Monthly Rent stipulated herein, Tenant covenants and agrees to pay to Landlord, for each calendar year of the Lease Term, beginning on January 1, 2012 (but pro-rated for any period less than a full calendar year), as additional rent, all other sums and charges which are, pursuant to the terms of this Lease, to be paid by the Tenant (“Additional Rent”). Such Additional Rent shall include Tenant’s proportionate share as set forth on the Summary (“Tenant’s Proportionate Share”) of Common Area Costs (as defined herein) to the extent that Common Area Costs for such calendar year exceed the Common Area Costs for the Base Year (adjusted to reflect one hundred (100%) percent occupancy) (the amount by which Common Area Costs for a calendar year exceeds the Common Area Costs for the Base Year is referred to herein as the “Excess Common Area Costs”). Except as otherwise specifically provided in this Lease, Tenant’s estimated share of Additional Rent (as contemplated by Section 4.8) shall be due and payable with the monthly Minimum Monthly Rent.

4.4                             “Common Areas” shall mean the portions of the Property used by, usable by or for the benefit of more than one occupant of the Property, including, without limitation (if and to the extent facilities therefore are provided by the Landlord at the time in question) the land and facilities utilized for or as parking lots; access and perimeter roads; truck passageways and loading platforms (which includes any platform that may be used by only one occupant); service corridors; elevators; landscaped and grass areas; exterior lawn sprinklers, walks, stairways, ramps; corridors and stairs; lobbies; directory equipment; storm and sanitary sewers; utility lines, signs and the like and the structure of all buildings and improvements on the Properly and any other structures on the Property and all components and structural parts and systems of same including but not limited to the roof, mechanical systems, loadbearing walls, floors and all other structural components.

4.5                             “Common Area Costs” shall mean all actual costs and expenses relating to the operation, maintenance, repair and replacement of the Common Areas, including, but not limited to, without duplication, the cost and expense of the following items relative to the Common Areas:

4.5.1                  All reasonable wages, salaries and fees of all employees and agents for time actually devoted to the repair, replacement, maintenance and security of the Demised Premises, the buildings on the Properly and the Property (if provided), including taxes, insurance and all other employee benefits relating thereto;

4.5.2                  All supplies and materials used in the management, operation, repair, replacement and maintenance of the Common Areas;

4.5.3                  All maintenance and service agreements on equipment for the Common Areas, including, without limitation, window cleaning and repair and heating, air-conditioning and all maintenance, repairs and replacement of such equipment;

4.5.4                  All repairs, replacements and general maintenance of the Common Areas;

4.5.5                  All service or maintenance contracts with independent contractors for operation, repair, replacement or maintenance;

4.5.6                  All garbage removal, cleaning and janitorial services for all exterior and interior Common Areas, as well as the Demised Premises and the other premises in the Property;

4.5.7                  All snow and ice removal, salting and\or sanding of sidewalks and parking lots at the Property;

4.5.8                  Landlord’s insurance for fire and such other risks as are from time to time involved in standard extended coverage endorsements and special broad form coverages, insuring not less than ninety percent (90%) of the full insurable value of the Property, and improvements and betterments installed by Landlord within same, in addition to rent loss insurance in amounts reasonably acceptable to Landlord;

4.5.9                   Reasonable condominium fees and assessments (including Utilities Costs and Real Estate Taxes to the extent that they are included in such condominium fees and assessments), but excluding that portion of such fees or assessments that relate to costs or expenses excluded from Common Area Costs as set forth below;

4.5.10            Management fees;

4.5.11            Pest control;

4.5.12            Utilities Costs (as defined in Section 4.6 below); and

4.5.13            Real Estate Taxes (as defined in Section 4.7 below).

Notwithstanding the foregoing, “Common Area Costs” shall not include any of the following: (i) tenant acquisition and inducement costs, such as lease assumption or takeover costs, moving allowances and design costs, the cost of tenant installations and decorations incurred in connection with demising, preparing or altering space for a tenant or other occupant or any payments in lieu thereof, and leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Property; (ii) the costs of alterations, additions, improvements or replacements which are considered capital expenditures under generally accepted accounting principles, except those capital expenditures (a) which are intended by Landlord in good faith as a labor-saving device or to effect other economies in the operation or maintenance of the Property, (b) which are made to the Property that are required under any governmental law or regulation that was not required under governmental laws and regulations as in force and interpreted by applicable governmental officials as of the Lease Commencement Date specified in Section 1 of the Summary, or (c) which are incurred to replace any Property equipment or component needed to operate the Property at the same quality level as prior to the replacement (collectively, “Permitted Capital Expenditures”); provided, however, that the cost of such Permitted Capital Expenditures shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine in accordance with generally accepted accounting principles; (iii) repairs or other work occasioned by fire, windstorm or other insured casualty or hazard or condemnation to the extent that Landlord shall receive proceeds of insurance or with respect to the condemnation; (iv) the cost of electrical energy or other utilities furnished directly to Tenant and other tenants and tenantable areas of the Property; (v) salaries and wages (including fringe benefits) of personnel above the grade of Property manager; (vi) rent paid (including, without limitation, percentage rents) and other payments made pursuant to ground leases; (vii) any expense for which Landlord is otherwise compensated or has the right to be compensated through the proceeds of insurance or would have been so compensated had Landlord carried the insurance coverage contemplated by this Lease or is otherwise compensated or has the right to be compensated by any tenant (including Tenant) or any occupant of the Property, and any expenses for repairs or maintenance which are covered by warranties for the benefit of Landlord; (viii) advertising, promotional and entertainment expenditures, and charitable or political contributions; (ix) depreciation and amortization (except amortization for Permitted Capital Expenditures as set forth above); (x) any fee or expenditure paid to any person or entity which shall control, be under the control of, or be under common control with Landlord, in excess of the amount which would be paid to an unaffiliated third party on a competitive basis; (xi) financing and refinancing costs, including without limitation, interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering or to encumber the Property (or any part thereof); (xii) costs incurred in the correction of latent defects in the Building; (xiii) costs incurred (a) to correct any misrepresentation by Landlord expressly made herein (including, without limitation, a misrepresentation with respect to whether Properly is in compliance, as of the Lease Commencement Date, with applicable laws) or (b) due to (x) the violation by Landlord of the terms and conditions of any lease or other agreement of record applicable to the Property or any other agreement of Landlord or (y) by reason of the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services or of any other tenant in the Property; (xiv) the cost of performing work or furnishing services to or for any tenant, other than Tenant, at Landlord’s expense, to the extent that such work or service is in excess of any work or service provided to Tenant at Landlord’s expense; (xv) any costs incurred to comply with applicable laws relating to hazardous substances or materials, and costs incurred with respect to the presence of asbestos at the Property (so long as such asbestos is not brought to the Property by Tenant, its agents, employees or contractors); (xvi) costs, including penalties, fines and associated legal expenses incurred due to the violation by Landlord, its agents or employees, or any other tenant of the Property, of applicable laws; (xvii) Landlord’s general corporate overhead and general administrative expenses; (xviii) management fees in excess of four percent (4%) of Minimum Monthly Rent for any calendar year; (xix) interest, fines, penalties, or other late charges payable by Landlord; (xx) costs incurred with respect to a sale of all or any portion of the Property or any interest therein or in any person or entity of whatever owning an interest therein; (xxi) the cost of any judgment, settlement or arbitration award resulting from any liability of Landlord; (xxii) the cost of any service provided by Landlord that is customarily provided by a managing agent and which cost is customarily included in management fees; (xxiii) any costs relating to the conduct by Landlord of Landlord’s business (or the business of any affiliate of Landlord) at the Property; (xxiv) subject to Article 32, costs of compliance with the Americans with Disabilities Act, as amended; (xxv) any bad debt loss, rent loss, or reserves for bad debts or rent loss; and (xxvi) any costs excluded from Common Area Costs elsewhere in this Lease (including costs stated to be at Landlord’s sole cost), any costs not expressly related to the operation of the Property, or any costs properly attributable to another calendar year, including without limitation, any accelerated payments made at Landlord’s election on obligations to the extent that such accelerated payments exceed the amount otherwise payable during the calendar year had Landlord not elected to accelerate payment thereof.

4.6                              “Utilities Costs” shall mean the cost and expense of charges for oil, gas, water, electricity for lighting, healing and air-conditioning furnished to the Common Areas and to the Demised Premises, all buildings on the Property and the Property and including any taxes on such utilities, but excluding the cost and expense of charges for utilities paid directly by Tenant or other tenants of the Property to the provider thereof.

4.7                             “Real Estate Taxes” shall mean the aggregate of the real estate taxes, assessments and other governmental charges and levies, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever (including without limitation assessments for public improvements or benefits and interest on unpaid installments thereof) which may be levied, assessed or imposed or become liens upon or arise out the use, occupancy or possession of the land, buildings, leasehold improvements, betterments, and other permanent improvements within or to the Demised Premises or the Unit (including Landlord’s share of the Property allocated to the Unit). The term “Real Estate Taxes” shall not, however, include inheritance, estate, succession, transfer, gift, franchise, corporation income or profit tax imposed upon Landlord.

4.8                             Landlord shall reasonably estimate Tenant’s Proportionate Share of Excess Common Area Costs for the Demised Premises and, commencing on January 1, 2012, Tenant shall pay such estimated Tenant’s Proportionate Share of Excess Common Area Costs as Additional Rent to Landlord in advance in twelve (12) equal monthly installments during the year based upon said estimate. Within ninety (90) days following the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement of the actual Common Area Costs for that year and the estimated payments made by Tenant. Within thirty (30) days following Tenant’s receipt of such statement, an adjusting payment or credit shall be made for underpayment or overpayment of Tenant’s Proportionate Share of Excess Common Area Costs, as the case may be. Tenant shall have the right to audit or review the books and records of Landlord to confirm the Common Area Costs. Landlord shall make such books and records accessible to Tenant for review. In the event that Tenant’s audit or review reveals that Landlord has overstated Common Area Costs by ten percent (10%) or more, Landlord shall reimburse Tenant for all costs and expenses incurred by Tenant in connection with such audit or review. The parties rights and obligations under this Section 4.8 shall survive the expiration or termination of this Lease.

4.9                             The Additional Rent due under the terms and conditions of this Article 4 shall be payable by Tenant without any setoff or, except as other set forth in this Lease, abatement.

4.10                      In the event Tenant shall fail to pay Minimum Monthly Rent and/or Additional Rent for more than five (5) business days after the date when due, then in addition to the Landlord’s rights as contained herein, interest shall accrue thereon at the rate of five percent (5%) per annum thereafter until the date of full payment.

4.11                      Notwithstanding anything in this Lease to the contrary, items of Common Area Costs which are not exclusively incurred with respect to the Unit by reason of the nature of the items or otherwise shall be equitably allocated by Landlord among the properties to which the same relate or for whose benefit the same have been incurred, and only the portion allocated to the Unit and Landlord’s share of the Property allocated to the Unit shall be included in calculating Common Area Costs hereunder.

ARTICLE 5 – USE OF PREMISES

5.1                            Tenant covenants and agrees to use and occupy the entire Demised Premises solely for the Permitted Use set forth on the Summary in compliance with all applicable laws, ordinances, requirements and regulations of any governmental authority having jurisdiction and for no other use.

5.2                            Tenant shall not place any obstructions, refuse or debris of any kind which tend to obstruct the sidewalk, hallway or stairway areas in or around the Demised Premises or the Property. Subject to Landlord’s obligation to provide janitorial services and trash removal, Tenant shall keep the Demised Premises in neat and clean condition.

5.3                            Tenant shall not suffer or permit the Demised Premises, or any part thereof, to be used in any manner which would in any way: (i) violate any of the provisions of any grant, lease or mortgage to which this Lease is subordinate after receipt of written notice of such provisions, provided that any such provision is not inconsistent with the rights acquired by Tenant under this Lease and further provided that compliance does not impose any monetary obligations upon Tenant; (ii) violate any laws or requirements of public authorities; (iii) make void or voidable any fire liability insurance policy then in force with respect to the Demised Premises or the Property; (iv) increase the costs of or make unobtainable or extraordinarily difficult to obtain from reputable insurance companies authorized to do business in New Jersey at standard rates any fire insurance with extended coverage, or liability, or boiler or other insurance which may be purchased or maintained by Landlord; (v) cause physical damage to the Demised Premises, the Property or any part thereof, or constitute a nuisance therein; (vi) impair the appearance of the Demised Premises or the Property; (vii) discharge objectionable fumes, vapors or odors; or (viii) unreasonably impair or interfere with any of the services or the proper and economic cleaning, heating, air conditioning, ventilating or other servicing to the Demised Premises or unreasonably impair or interfere with or cause or permit any discomfort, annoyance or inconvenience to Landlord or any of the other tenants of the Property.

5.4                            Except for the procurement of the Certificate of Continued Occupancy to be issued in connection with Tenant’s initial occupancy of the Demised Premises (which is addressed in Section 5.5 of this Lease), if any license, approval or permit, governmental or otherwise, including a Certificate of Occupancy or Board of Health approval, shall be required for the proper and lawful conduct of Tenant’s business in the Demised Premises, or any part thereof, then Tenant, at its expense, shall duly procure and thereafter maintain such license, approval or permit and Tenant shall at all times comply with the terms and conditions of each such license, approval or permit. Notwithstanding the foregoing, any Certificate of Occupancy required as a result of alterations, improvements, additions or other work done at the Property by or on behalf of Landlord shall be obtained by Landlord at its sole cost and expense.

5.5                            Landlord, at its sole cost and expense, shall procure and deliver to Tenant a Certificate of Continued Occupancy with respect to Tenant’s initial occupancy of the Demised Premises. In the event that Landlord fails to deliver to Tenant such Certificate of

Continued Occupancy by November 19, 2010, the Lease Commencement Date shall be postpone for each day after November 19, 2010 that Landlord fails to deliver to Tenant such Certificate of Continued Occupancy (so that if, by way of example, the Landlord delivers the Certificate of Continued Occupancy to Tenant on November 29, 2010, the Lease Commencement Date shall be postponed by ten (10) days, so that the Lease Commencement Date is December 10, 2010). Notwithstanding anything in this Lease to the contrary, in the event that Landlord fails to such Certificate of Continued Occupancy by November 30, 2010, Tenant may thereafter, at its option, terminate this Lease by written notice to Landlord at any time prior to such time that Landlord delivers to Tenant the Certificate of Continued Occupancy, and in such event, Landlord shall return the Security Deposit to Tenant with two (2) business days of Landlord’s receipt of such notice.

ARTICLE 6 – RULES AND REGULATIONS

6.1                               Landlord shall have the right to establish and amend, from time to time, reasonable rules and regulations, applicable to all tenants, governing the use of the Property and deemed necessary by Landlord for the general safety, care, convenience and cleanliness of the Property. Landlord agrees that the rules and regulations shall not be enforced so as to discriminate against Tenant or unreasonably interfere with the Permitted Use of the Demised Premises and that the rules and regulations shall be enforced uniformly against all tenants in the Building. Tenant shall not be obligated to comply with any rules and regulations or amendments thereto until Tenant has received a written notification of such rules and regulations from Landlord.

ARTICLE 7 – TENANT MAINTENANCE AND REPAIRS

7.1                               During the Lease Term, Tenant shall, at Tenant’s own cost and expense, keep and maintain the interior of the Demised Premises (excluding plumbing, utility lines and HVAC equipment) in substantially the same condition and repair delivered to Tenant, including repair and restoration of any damage to the Demised Premises (damage from casualty not caused by Tenant excepted) during the Lease Term or caused by Tenant’s removal of Tenant’s property at the end of the Lease Term.

ARTICLE 8 – UTILITIES/SERVICES OF LANDLORD

8.1                             The Landlord shall provide or cause to be provided (either directly or through the Herrontown Woods Condominium Association) the following utilities and services to the Demised Premises sufficient for Tenant’s Permitted Use of the Demised Premises: air conditioning, ventilation, hot and cold water, janitorial service and elevator service.

8.2                             Landlord shall operate, repair, replace, equip and maintain, or shall cause to be operated, repaired, replaced, equipped and maintained, the Common Areas and the Property in good order and condition and shall have the exclusive right and authority to employ and discharge personnel with respect thereto. Without limiting the foregoing, (A) Landlord shall keep, or cause to be kept, in good order and repair (making replacements, if necessary), exterior foundations and walls of the buildings at the Property, roof, floors, sewage systems, utility lines, down spouts, gutters, loading docks and platforms, parking lot (including snow and ice removal), lawns, driveways, elevators, plumbing, heating, ventilation, electrical, air conditioning and sprinkler systems, all interior portions of the building (excluding interior portions of the Demised Premises), and (B) Landlord may (i) use the Common Areas for promotions, exhibits, displays, outdoor seating, food facilities and any other use; (ii) grant the right to conduct sales in the Common Areas; (iii) erect, remove and lease kiosks, planters, pools, sculptures, buildings and other improvements within the Common Areas; (iv) enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Common Areas; (v) construct, maintain, operate, replace and remove lighting, equipment, and signs on all or any part of the Common Areas; (vi) restrict or permit parking to tenants and non tenants alike (provided that at all times during the Lease Term, Tenant shall have the right to use, at no additional cost or expense, not less than 4.5 parking spaces per 1,000 rentable square feet of the Demised Premises); (vii) discourage non-customer parking; and (viii) temporarily close all or any portion of the Common Areas (provided that such closure shall not unreasonably restrict or interfere with Tenant’s use of or access to the Demised Premises).

8.3                               Subject to Section 8.4, Landlord does not warrant any services under this Lease and shall not be liable to any persons whatsoever, if any slow-down, interruption, damage, injury or stoppage of any service provided to Tenant shall affect Tenant, including any water damage or damage caused by any other tenant, nor shall same cause any abatement of Minimum Monthly Rent or Additional Rent payable hereunder or in any manner or for any purpose relieve Tenant from any of its obligations hereunder, and in no event shall Landlord be liable for damage to persons or property or be in default hereunder as a result of such slow-down, interruption, damage injury or stoppage.

8.4                               Notwithstanding anything in this Lease to the contrary, if the Demised Premises or a substantial portion thereof are rendered untenantable for a period of three (3) days due to Landlord’s failure to provide (or cause to be provided) any service or utilities as contemplated by this Lease, or repairs, maintenance or replacements made, to be made or caused to be made by Landlord, Tenant shall thereafter be entitled to a day-to-day abatement in Monthly Minimum Rent and Additional Rent until the Demised Premises are again tenantable.

ARTICLE 9 – TENANT CHANGES; TENANT PROPERTY.

9.1                               Tenant shall not place any signs or make installations, additions or improvements (hereinafter “Tenant Changes”) in or to the Demised Premises without in each instance obtaining the Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All Tenant Changes shall be done at Tenant’s sole cost and expense. All Tenant Changes become the property of Landlord, and shall remain upon, and be surrendered with the Demised Premises as part thereof at the end of the Lease Term or any extension thereof if desired by Landlord, otherwise, same shall be removed by Tenant and all resulting damage properly restored by Tenant prior to expiration of the Lease Term. Tenant shall also furnish Landlord with outline plans and specifications for Tenant Changes prior to the performance of the work.

9.2                               Tenant agrees that any Tenant Changes shall be done in a good and workmanlike manner and in conformity with all laws, ordinances and regulations of all public authorities having jurisdiction.

9.3                               Tenant agrees that it will procure all necessary permits before making any Tenant Changes. Tenant agrees to pay promptly when due the entire cost of any work done by or for Tenant upon the Demised Premises so that the Demised Premises shall at all times be free of liens for labor or material furnished to Tenant. Tenant agrees to save and indemnify Landlord from any and all injury, loss, claims, or damages to any person or property occasioned by or in connection with any Tenant Changes.

9.4                               Any such Tenant Changes shall be performed in such manner as not to interfere unreasonably with the occupancy of any other tenant of Landlord. Prior to the commencement of Tenant Changes, Tenant shall obtain and maintain at its expense so called “Builders Risk” Insurance. All such insurance shall conform to the requirements required herein and Tenant shall submit certificates evidencing such coverages to Landlord.

ARTICLE 10 – INSURANCE

10.1                        Tenant covenants to provide at Tenant’s cost and expense on or before the Lease Commencement Date, and to keep in full force and effect during the entire Lease Term and so long thereafter as Tenant, or anyone claiming by, through or under Tenant, shall occupy the Demised Premises, insurance coverage as follows:

(a)                                 Comprehensive Public Liability insurance with contractual liability endorsements with respect to the Demised Premises and the business of Tenant in which Tenant shall be adequately covered under limits of liability of not less than $1,000,000.00 for injury or death to any one person, and $1,000,000.00 for injury or death to more than one person and $500,000.00 with respect to property damage and structural damage to the Demised Premises or the Property.

(b)                                 Fire and Extended Coverage, Vandalism, Malicious Mischief and Special Extended Coverage Insurance in an amount adequate to cover the cost of replacement of all personal property, decorations, trade fixtures, furnishings, equipment in the Demised Premises and all contents therein. Landlord shall not be liable for any damage to such property of Tenant by fire or other peril includable in the coverage afforded by the standard form of fire insurance policy with extended coverage endorsement attached (whether or not such Coverage is in effect), no matter how caused, it being understood that the Tenant will look solely to its insurer for reimbursement.

(c)                                  Worker’s Compensation Insurance as required by law.

Such insurance shall name Landlord as a loss payee and additional insured. Within thirty (30) days of demand. Tenant shall furnish Landlord, at Tenant’s expense, with such increased amount of existing insurance, and such other insurance coverage in such limits, as Landlord may reasonably require and such other hazard insurance as the nature and condition of the Demised Premises may require in the reasonable judgment of Landlord, to afford Tenant and Landlord adequate protection for said risks.

10.2                        All of the aforesaid insurance shall be written by one or more responsible insurance companies reasonably satisfactory to Landlord and in form reasonably satisfactory to Landlord and shall contain endorsements substantially as follows:

“It is understood and agreed that the insurer will give to [Landlord’s name and address], or any successor landlord ten (10) days written notice of any material change in or cancellation of this policy.”

10.3                      Tenant shall deliver to Landlord prior to the Lease Commencement Date, and thereafter at least fifteen (15) days prior to the expiration of such policy, proof of said policy, it being the intention of the parties hereto that the insurance required under the terms hereof shall be continuous during the entire Lease Term and any other period of time during which, pursuant to the terms hereof, said insurance is required.

ARTICLE 11 – INDEMNIFICATION

11.1                        Tenant shall defend, save and hold Landlord harmless from and against all liability, claims, and demands on account of personal injuries (including, without limitation of the foregoing. Worker’s Compensation and death claims) or property loss or damage of any kind whatsoever which arise out of or are in any manner connected with Tenant’s occupancy and/or use of the Demised Premises or the Property, whether the result from the negligent act or failure to act or perform any duty or obligation required herein of Tenant, subtenants or their officers, employees, agents, contractors, licensees, guests, invitees, visitors or otherwise; provided the foregoing shall not apply to the extent resulting from the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Landlord will use its best efforts to so notify Tenant of any such claims but any failure to so notify will not constitute a waiver of any Landlord’s rights herein.

11.2                        Landlord shall defend, save and hold Tenant harmless from and against all liability, claims, and demands on account of personal injuries (including, without limitation of the foregoing, Worker’s Compensation and death claims) or property loss or damage of any kind whatsoever which arise out of or are in any manner connected with (i) the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, or (ii) Landlord’s operation, maintenance, repair, occupancy and/or use of the Common Areas, whether the result from the negligent act or failure to act or perform any duty or obligation required herein of Landlord or its officers, employees, agents, contractors, licensees, guests, invitees, visitors or otherwise; provided the foregoing shall not apply to the extent resulting from the gross negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant will use its best efforts to so notify Landlord of any such claims but any failure to so notify will not constitute a waiver of any Tenant’s rights herein.

ARTICLE 12 – FIRE AND CASUALTY

12.1                        In the event of the destruction of the Property or the Demised Premises by fire or other casualty during the Lease Term, then in either event, unless such damage can, in the reasonable opinion of Landlord, be repaired within one hundred twenty (120) days after the occurrence, this Lease and the term hereby created, shall at either’s party’s option, to be exercised within thirty (30) days after notice from Landlord as hereinafter provided cease from the date of such damage or destruction and Tenant shall upon written notice from Landlord promptly surrender the Demised Premises to Landlord and Tenant shall pay rent within said term only to the time of such damage or destruction.  If, however, in Landlord’s reasonable opinion, the damage as aforesaid can be repaired within one hundred twenty (120) days from the occurrence thereof, Landlord shall (unless Landlord shall elect not to repair or rebuild, as hereinafter provided) repair the Demised Premises with all reasonable speed, this Lease shall continue in full force and effect, subject to this Section 12.1.  Landlord shall deliver notice to Tenant of the estimated time required to repair and restore the Demised Premises and/or the Property within thirty (30) days of the date of casualty.  Notwithstanding anything in this Section 12.1 to the contrary, in the event that the repair or restoration is not completed for any reason within one hundred fifty (150) days of the date of the casualty, Tenant may terminate this Lease by written notice to Landlord delivered at any time during the sixty (60) days period commencing on the 151st day after the date of the casualty. All rent otherwise payable by Tenant hereunder shall be equitably abated or adjusted from the date of the casualty to the date that repair and restoration is completed.

ARTICLE 13 – EMINENT DOMAIN

13.1                        In the event that the entire or substantially the entire Demised Premises shall be taken for any public or quasi-public use or should be taken by right of eminent domain or any other right, or should be sold to the condemning authority in lieu of condemnation, then this Lease shall terminate as of the date when the Demised Premises is taken by the condemning authority.  In the event that a portion of the Demised Premises shall be taken or condemned which does not render the remaining portion of the Demised Premises untenantable, in the reasonable opinion of Tenant, this Lease shall terminate only as to the part of the Demised Premises so taken, and the Minimum Annual Rent shall be reduced proportionately by the square footage of the Demised Premises taken and Tenant’s Proportionate Share shall be redetermined.  In the event of such taking and termination, Tenant may undertake any action against the condemning authority to which it may be entitled.

ARTICLE 14 – ASSIGNMENT AND SUBLETTING.

14.1                        Tenant shall have the right to assign or sublet this Lease during the Lease Term upon obtaining the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Landlord consents to such an assignment, Tenant shall pay Landlord’s legal fees (not to exceed $1000) incurred in reviewing the request for the assignment or sublease. Notwithstanding the foregoing, no approval by Landlord shall be required for a sublease or assignment of this Lease to a parent, subsidiary or affiliated company of Tenant. Landlord shall not have the right to recapture space that Tenant proposes to assign or sublease, but Landlord will be notified, in writing, prior to the public marketing of space for sublease.

ARTICLE 15 – ENTRY BY LANDLORD

15.1                        Landlord, or its duly authorized employees and agents, may enter the Demised Premises at reasonable business hours upon reasonable prior notice (except in the event of an emergency in which case Landlord, or its agents, may enter at anytime). Provided that Landlord does not unreasonably disrupt Tenant’s business operations, Landlord, or its duly authorized employees and agents, shall have the right of access, during or after working hours, through the Demised Premises for the purpose of inspecting the Demised Premises, making repairs or improvements to the Demised Premises or the Property, supplying services to Tenant or others, and showing the Demised Premises for sale, lease or to contractors, lenders, insurers or others, or for undertaking such other action as may be reasonably desired by the Landlord.

ARTICLE 16 – ENVIRONMENTAL LAW COMPLIANCE

16.1                    During the Lease Term, Tenant shall, at Tenant’s own expense, and to the extent applicable to Tenant and its use of the Demised Premises, comply with all Federal or State laws, rules and regulations pertaining to the environment, hazardous substances or hazardous wastes as defined by law and the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder and any successor legislation and regulations (“ISRA”).

16.2                    Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, fines, suits, procedures, actions, proceedings, liabilities, losses, damages, penalties and costs, foreseen and unforeseen, including reasonable counsel, engineering and other professional or expert fees which Landlord may incur by reason of Tenant’s action or non-action with regard to Tenant’s obligations under this Article and spills or discharges of hazardous substances or wastes by Tenant at the Demised Premises during Tenant’s occupancy of same and Tenant’s failure to provide all information required to be provided by Tenant with respect to the Demised Premises by any environmental law or NJDEP. This Article shall survive the expiration or earlier termination of this Lease. Tenant’s failure to abide by the terms of this Article shall be restrainable by injunction.

16.3                     To the best of Landlord’s knowledge, (i) the Property fully complies with governmental environmental regulations, and (ii) there arc no asbestos or asbestos-containing materials located at the Property. Landlord will comply with all governmental laws and regulations affecting the Property at Landlord’s sole cost and expense. Landlord shall indemnify, defend and hold Tenant harmless from and against all claims, fines, suits, procedures, actions, proceedings, liabilities, losses, damages, penalties and costs, foreseen and unforeseen, including reasonable counsel, engineering and other professional or expert fees which Landlord may incur by reason of any hazardous substances or wastes or violation of environmental laws with respect to the Demised Premises or the Property by Landlord (or its affiliates) or existing prior to the Lease Commencement Date. This Article shall survive the expiration or earlier termination of this Lease.

16.4                        Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have no liability or obligation pursuant to this Lease with regard to any hazardous substances or wastes or violations of environmental laws existing at, on or under the Demised Premises or the Property prior to the Lease Commencement Date.

ARTICLE 17 – SURRENDER

17.1                     On the last day of the Lease Term demised, or the sooner termination thereof, Tenant shall peaceably surrender the Demised Premises and all keys and safe and alarm combinations to the Demised Premises in substantially the same condition and repair delivered to Tenant, reasonable wear and tear and damage from casualty not caused by Tenant or condemnation excepted. In no event shall Tenant be obligated to remove or restore the Initial Alterations so as to restore the Demised Premises to the condition existing prior to completion of the Initial Alterations. On or before the last day of the Lease Term or the sooner termination thereof, Tenant shall, at its expense, remove its property, furniture, equipment, furnishings, trade fixtures and signs from the Demised Premises, and, subject to Section 17.3, any property not removed shall be deemed abandoned and may be removed, retained and disposed of by Landlord and the expense of such removal and disposal shall be paid to Landlord by Tenant without any setoff for the salvage value of goods so removed.

17.2                     If the Demised Premises be not so surrendered at the end of the Lease Term or the sooner termination thereof, but subject to Section 17.3, Tenant shall pay to Landlord as liquidated damages (i) 125% of the Minimum Monthly Rent then due hereunder, together with (ii) Additional Rent and other sums due hereunder, for the entire holdover period. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Demised Premises, including, without limitation, claims made by any succeeding tenant founded on such delay. Tenant’s covenants hereunder shall survive the expiration or termination of this Lease.

17.3                     Notwithstanding anything in Section 17.2 to the contrary, Tenant may occupy the Demised Premises without the consent of the Landlord after the expiration of the Lease Term for a period not to exceed three (3) months, said occupancy to be on the same terms and conditions set forth in this Lease (including payment of Minimum Monthly Rent in effect at the expiration of the Lease Term). Said occupancy and payment shall be construed as an extension of this Lease for a term expiring on the last day of the month next following the month in which the Lease expired and occupation thereafter shall operate to extend the Lease Term for but one (1) month at a time unless other terms of such extension are made in writing and signed by the parties hereto. In such event, if Tenant desires to terminate such occupancy at the end of any month after the termination of this Lease, when no renewal term or subsequent lease be in effect, Tenant shall give Landlord at least one (1) full month’s written notice of termination. Failure on the part of the Tenant to give such notice shall obligate it to pay all rents for the additional calendar month following the month in which the Tenant gave notice. Should Tenant fail to vacate the Demised Premises within three (3) months following expiration of the Lease Term, Minimum Monthly Rent shall automatically increase to one hundred twenty-five (125%) percent of the Minimum Monthly Rent previously paid by Tenant as set forth in Section 17.2.

17.4                        Not later than thirty (30) days prior to the Lease Expiration Date (or any earlier date as of which this Lease is to terminate), representatives of Landlord and Tenant jointly shall inspect the Demised Premises so as to review the condition of the Demised Premises and determine what repairs, if any, Tenant will be required to make to the Demised Premises on or before the Lease Expiration Date (or such earlier date as of which this Lease shall terminate) so as to comply with the obligations of Tenant set forth in this Lease. Landlord shall deliver to Tenant a listing of such repairs, if any, required to be so made by Tenant within ten (10) days of such inspection. Nothing set forth in this preceding terms and conditions of this Section 17.4 shall be construed to require Tenant to make any repairs to the Demised Premises that Tenant is not otherwise required to make under the terms and conditions of this Lease.

ARTICLE 18 – DEFAULT

18.1                        Each of the following shall, at Landlord’s option, constitute an “Event of Default” by Tenant under this Lease:

18.1.1              Tenant’s default in the payment of any rents provided for herein or of any installment or part thereof, or in the payment of any other sum or any part thereof which becomes due from Tenant to Landlord hereunder, and such failure continues for ten (10) days; or

18.1.2          Tenant’s violation of any of the covenants, agreements and conditions herein provided, and such violation is not cured within thirty (30) days after written notice from Landlord; provided, however, that if the violation is of such a nature as to be subject to cure but not within said 30-day period. Tenant shall have such additional reasonable period of time to effect such cure so long as Tenant has promptly commenced efforts to cure within such initial thirty (30) day period and thereafter diligently prosecutes same to completion; or

18.1.3          Tenant shall make an assignment for the benefit of its creditors; or if Tenant shall file a voluntary petition in bankruptcy; or if Tenant shall be adjudicated a bankrupt or insolvent; or if the affairs of Tenant shall be taken over by or pursuant to an order of any court or of any other officer or governmental authority pursuant to any federal, state or other statute or law; or if Tenant shall admit in writing its inability to pay debts generally as they become due; or if Tenant shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statue or law; or if Tenant shall seek or consent to or acquiesce in the appointment of any trustee, receiver of liquidator or if, within sixty (60) days after the commencement of any proceedings against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or future federal bankruptcy act or any other present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceedings shall have not been dismissed.

Upon the occurrence and during the continuance of an Event of Default, Landlord may at its option, terminate this Lease and all rights of Tenant herein and/or enter the Demised Premises as the agent of Tenant in compliance with applicable law, all without being liable for any prosecution liability or damage therefor, and relet the Demised Premises and receive the rent therefor (as a credit to and on account rent due from Tenant hereunder in the event that Landlord has not terminated this Lease) upon such terms as shall be reasonably satisfactory to Landlord and all rights of Tenant to repossess the Demised Premises under this Lease shall cease and end upon such termination or entry. For the purpose of reletting, Landlord shall be authorized to make such repairs or alterations in or to the Demised Premises as may be reasonably necessary to place the same in the same order and condition Tenant is required to maintain pursuant to this Lease. Tenant shall be liable for and hereby agrees to pay to Landlord the cost of such repairs or alterations and all reasonable third-party expenses of such reletting. If the sum realized or to be realized from the reletting is insufficient to satisfy the rent provided for in this Lease, and Landlord has not terminated this Lease, Landlord may require Tenant to pay such deficiency month by month (or at any greater intervals).

18.2                     Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease, any other agreement between the Tenant and Landlord, or now or hereafter existing at law or in equity or by statute or otherwise.

18.3                     If the Landlord in its sole discretion determines to utilize the services of any of its attorneys (including in-house counsel) for any purpose in enforcing Landlord’s rights under this Lease following the occurrence of an Event of Default, the Tenant upon demand shall pay the Landlord’s reasonable attorney’s fees and court and other collection and litigation costs as Additional Rent.

ARTICLE 19 – UTILITY CHARGES/JANITORIAL

19.1                        Landlord represents that the Demised Premises are separately metered for purposes of measuring electricity consumption. Tenant shall arrange for and pay for all electricity used in or by the Demised Premises which electrical service shall be billed directly to Tenant by the electrical provider selected by Landlord in its reasonable discretion. Tenant shall not abuse or unreasonably incur charges of utility services or janitorial services. No electric current or gas lines, utility companies or janitorial services shall be used except those which are approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), nor shall electric or other wires be brought to additional outlets or electrical fixtures installed within the Demised Premises except upon the written consent and approval of the Landlord (such approval not to be unreasonably withheld, conditioned or delayed). Tenant will not overload any of the circuits within the Demised Premises and shall have no right to use any electric current outside the Demised Premises. Subject to Landlord’s obligation to provide trash removal for the Demised Premises, Tenant shall comply with all applicable governmental laws and regulations as well as Landlord’s reasonable rules pertaining to recycling and disposing of garbage and waste from the Demised Premises.

ARTICLE 20 – QUIET ENJOYMENT

20.1                        Landlord covenants that it has the right to make this Lease for the Lease Term, and so long as no Event of Default exists, Tenant, subject to the terms and provisions of this Lease and to all mortgages and underlying leases of record to which this Lease may be or may become subordinate, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Demised Premises during the Lease Term.

ARTICLE 21 – SUBORDINATION

21.1                        This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all present and future mortgages, ground leases, overriding leases and underlying leases of the Demised Premises or the Property. This Section shall be self-operative and no further instrument, in recordable form shall be required. Notwithstanding the foregoing, Landlord, the lessor of any such lease or the holder of any mortgage or any of their respective successors in interest may require evidence of such subordination, and Tenant shall from time to time execute and deliver within ten (10) days after written request such documents as Landlord may reasonably require to evidence such subordination.  Landlord shall use commercially reasonable efforts to endeavor to cause its existing mortgagee to execute, within ninety (90) days of the Lease Commencement Date, and to endeavor to cause any future mortgagee to execute, a non-disturbance agreement in favor of Tenant providing that the holder of such mortgage or lease shall not disturb Tenant’s possession under this Lease in the event of foreclosure, transfer in lieu thereof, or other enforcement proceedings so long as no Event of Default exists hereunder.

ARTICLE 22 – CONSTRUCTION-MECHANICS, LIENS

22.1                        Tenant shall not permit any construction or mechanic’s lien to be filed against the Demised Premises by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Demised Premises through or under Tenant. If any such construction or mechanic’s lien shall at any time be filed against the Demised Premises and is not released by payment, bonding or otherwise within thirty (30) days after Tenant is notified of such filing, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by bonding or other proceeding deemed appropriate by Landlord, and the amount so paid by Landlord and/or costs and expenses, including reasonable attorney’s fees, incurred by Landlord in procuring the discharge of such lien, shall be deemed to be Additional Rent.

ARTICLE 23 – NOTICES

23.1                        Any notice required or permitted under this Lease shall, unless otherwise specifically provided for herein, be deemed sufficiently given or served if sent by registered or certified mail, return receipt requested, postage prepaid, (i) sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) sent via nationally recognized overnight carrier, in each case addressed to Tenant at the address set forth on page one of this Lease and to Landlord at the address then fixed for the payment of rent.  Any such notice shall be deemed given three (3) days after the date of mailing by registered or certified mail or on the next business day after deposit with overnight courier. Either party may by fifteen (15) days notice at any time designate a different address to which notices shall subsequently be mailed.

ARTICLE 24 – WAIVER OF TRIAL BY JURY

24.1                        To the extent permitted by law, Landlord and Tenant hereby waive trial by jury in any action brought by either against the other.

ARTICLE 25 – NO OTHER WAIVER OR MODIFICATIONS

25.1                        The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment of the right to enforce said agreements, terms, covenants, conditions or obligations in the future.

ARTICLE 26 – CURING DEFAULTS

26.1                     If an Event of Default by Tenant exists, Landlord without thereby waiving such Event of Default, may (but shall not be obligated to) perform the same for the account of and at the expense of Tenant. If such charges are not paid by Tenant when due, the amounts thereof shall immediately become due and payable as Additional Rent under this Lease together with interest thereon at the rate of five percent (5%) per annum from the date due until the date paid.

26.2                     If Landlord shall default in the performance of any covenant, agreement, term, provision or condition herein contained, and such default continues for a period of thirty (30) days following written notice from Tenant (provided, however, that if the default is of such a nature as to be subject to cure but not within said 30-day period, Landlord shall have such additional reasonable period of time to effect such cure so long as Landlord has promptly commenced efforts to cure within such initial thirty (30) day period and thereafter diligently prosecutes same to completion), Tenant, without thereby waiving such default or any other rights and remedies available at law, in equity or otherwise for such default, may (but shall not be obligated to) perform the same for the account of and at the expense of Landlord. The amounts thereof shall immediately become due and payable to Tenant, together with interest thereon at the rate of five percent (5%) per annum from the date due until the date paid.

ARTICLE 27 – ESTOPPEL CERTIFICATE

27.1                            Tenant agrees, at any time and from time, as requested by Landlord, upon not less than ten (10) days prior notice, to execute and deliver, at no cost or expense to Landlord, a statement certifying that this Lease is Unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Minimum Monthly Rent and Additional Rent have been paid, stating whether or not, to the actual knowledge of the Tenant, the Landlord is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which the Tenant may have knowledge and stating any other information reasonably requested.

ARTICLE 28 – PARTIES BOUND

28.1                            The obligations of this Lease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party is named or referred to herein. However, the obligations of Landlord under this Lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Demised Premises as owner or lessee thereof and in the event of such transfer said obligations shall thereafter be binding upon each transferee of the interest of Landlord herein named as such owner or lessee of the Demised Premises; provided that the foregoing release shall not apply in the event that Landlord fails to deliver all amounts then being held by Landlord on account of the Security Deposit to Landlord’s successor or assign.

28.2                            Tenant shall look solely to Landlord’s equity in the Demised Premises (or the proceeds thereof) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of Landlord or Landlord’s transferees shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to either this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use and occupancy of the Demised Premises. The foregoing limitation shall not apply in the event that Landlord fails to maintain insurance with respect to the Property.  Landlord shall provide Tenant evidence of all insurance maintained by Landlord with respect to the Property within ten (10) days of Tenant’s request.

ARTICLE 29 – SECURITY DEPOSIT

29.1                        The Tenant will deposit with Landlord on the date of this Lease a security deposit in the amount set forth on the Summary (“Security Deposit”). The Landlord may deduct from the Security Deposit any expenses incurred in connection with an Event of Default by Tenant under this Lease. If the amount of damage caused by Tenant’s Event of Default exceeds the Security Deposit, the Tenant shall pay the additional amount of the damages to the Landlord within ten (10) days of demand. If the Landlord properly applies the Security Deposit or any part of it during the Lease Term to cure an Event of Default, the Tenant shall within ten (10) days of demand pay such amount as required to restore the Security Deposit to the amount set forth on the Summary. The amount of the Security Deposit is to remain constant throughout the Lease Term and any renewal or extension of this Lease. The Security Deposit may not be used by the Tenant for the payment of rent. The Landlord shall have no obligation to segregate the Security Deposit and Landlord shall repay to the Tenant any balance of the Security Deposit remaining within thirty (30) days after the end of the Lease Term. The Tenant shall not be entitled to interest on the Security Deposit.

ARTICLE 30 – BROKERS

30.1                        Except as identified on the Summary, Landlord and Tenant each represents and warrants to the other that no broker is involved in this transaction or brought about this Lease. Landlord and Tenant agree to indemnify and hold each other harmless against any liability which either is legally obligated to discharge and which is imposed wholly or partly because of a relationship with any broker, agent or its representative other than specified above. Landlord shall pay the Brokers commissions pursuant to a separate agreement between Landlord and the Brokers.

ARTICLE 31 – RENEWAL OPTIONS

31.1                        Provided no Event of Default exists at the commencement of the Extended Period, Tenant shall have the right to extend the Lease Term from the date upon which this Lease would otherwise expire for the period set forth on the Summary (each an “Extended Period”). If Tenant elects to exercise said option, it shall do so by giving notice of such election (an “Election Notice”) to Landlord on or before the date which is one hundred eighty (180) days prior to the termination of the then current Lease Term. Tenant agrees that it shall have forever waived its right to exercise any such option if it shall fail for any reason whatsoever to give such notice to Landlord by the time provided for the giving of such notice, whether such failure is inadvertent or intentional, time being of the essence as to the exercise of said option. Upon the proper exercise of this option by Tenant and subject to the other provisions of this Article 31, the Lease Term shall be extended for the Extended Period covered by the option so exercised without execution of an extension or renewal lease. The Lease during the Extended Period shall be upon the same terms and conditions as are in effect immediately preceding the commencement of such Extended Period, except that Tenant shall have no right or option to extend the term for any period of time beyond the expiration of the second (2nd) Extended Period and except that in the Extended Period the Minimum Annual Rent and the Minimum Monthly Rent shall be determined in accordance with Section 31.2. Any termination, expiration, cancellation or surrender of this Lease shall terminate any right or option for the Extended Period not yet exercised. Such options to extend the Lease Term may not be severed from this Lease or separately sold, assigned or otherwise transferred.

31.2                        The Minimum Annual Rent and the Minimum Monthly Rent that Tenant shall be required to pay to Landlord for the Demised Premises pursuant to this Lease with respect to each of the months of the applicable Extended Period shall be determined in accordance with the arbitration mechanism set forth in this Section 31.2.

31.2.1              For a period of thirty (30) days following Landlord’s receipt of the Election Notice (the “Negotiation Period”), Landlord and Tenant shall negotiate in good faith to determine the fair market value of the Minimum Annual Rent and the Minimum Monthly Rent for the Demised Premises to be paid by Tenant to Landlord. As used herein, “fair market value” means the base rent which a landlord willing but not forced to lease and a tenant willing but not forced to rent would accept and pay for the Demised Premises, or space similar to the Demised Premises at the Property or in other buildings of the same quality located in Mercer County, New Jersey, with the parties, in making such determination, taking into account all relevant economic factors including, but not limited to, the length of the Extended Period, the condition and location of the Demised Premises within the Property, and the amount of any tenant improvement allowance and other concessions.

31.2.2              If agreement cannot be reached within the Negotiation Period, then Landlord and Tenant shall each, no later than thirty (30) days after the expiration of the Negotiation Period, make reasonable determinations as to (A) the fair market value of the Minimum Annual Rent and the Minimum Monthly Rent for the Demised Premises as of the 1st day of the 1st year of the Extended Period, and (B) the fair market annual rate of escalation to apply in connection with the increased amounts of the Minimum Annual Rent and the Minimum Monthly Rent to be paid by Tenant to Landlord for the Demised Premises in the 2nd and each succeeding year of the Extended Period (the “Escalation Rate”) (each a “Rent Proposal”), and submit such Rent Proposals in writing to arbitration in accordance with the following provisions:

(A)                               No later than thirty (30) days after the expiration of the Negotiation Period, Landlord and Tenant shall each select an office leasing broker to act as an arbitrator. The two arbitrators so appointed shall, no later than thirty (30) days after appointment of the last arbitrator appointed, select another office leasing broker to act as a third arbitrator.

(B)                               The three arbitrators, acting by a majority, shall no later than forty-five (45) days after the appointment of the last arbitrator appointed, determine which of the Rent Proposals most accurately reflects the actual fair market value of the Minimum Annual Rent and the Minimum Monthly Rent for the Demised Premises as of the 1st day of the Renewal Term and the Escalation Rate. In the case of each such determination, the decision of a majority of the arbitrators shall be binding on the parties.  The Minimum Monthly Rent that Tenant shall be required to pay to Landlord for the Premises with respect to each of the months of the 1st year of the Extended Period shall be the Rent Proposal which is closest to the monthly fair market rental, as determined by the arbitrator timely appointed. The Rent Proposal which is closest to the Escalation Rate, as determined by the arbitrator timely appointed, shall be used as the Escalation Rate for purposes of determining the increased amounts of Minimum Annual Rent required to be paid by Tenant to Landlord for the Demised Premises pursuant to this Lease with respect to the 2nd and each succeeding year of the applicable Extended Period.

(C)                               If either of the parties fails to appoint an arbitrator within the period of time required by Section 31.2.2(A), then and in such event, the arbitrator timely appointed shall determine which of the Rent Proposals most accurately reflects the actual fair market Minimum Monthly Rent for the Demised Premises as of the 1st day of the Extended Period and the Escalation Rate. In the case of each such determination, the decision of the arbitrator timely appointed shall be binding on the parties. The Minimum Monthly Rent that Tenant shall be required to pay to Landlord for the Premises with respect to each of the months of the 1st year of the Extended Period shall be the Rent Proposal which is closest to the monthly fair market rental, as determined by the arbitrator timely appointed. The Rent Proposal which is closest to the Escalation Rate, as determined by the arbitrator timely appointed, shall be used as the Escalation Rate for purposes of determining the increased amounts of Minimum Annual Rent required to be paid by Tenant to Landlord for the Demised Premises pursuant to this Lease with respect to the 2nd and each succeeding year of the applicable Extended Period.

(D)                               All costs of such arbitration, including all fees and expenses to be paid to the arbitrators, shall be paid equally by the parties.

ARTICLE 32 – AMERICANS WITH DISABILITIES ACTS

32.1                        Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of compliance with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws (as amended from time to time, the “Disabilities Acts”) in the Demised Premises that result from any use by Tenant of the Demised Premises for a purpose other than office use or modifications to the Demised Premises made by Tenant, (b) Landlord, at its sole cost and expense, shall bear the risk of non-compliance with the Disabilities Acts of the Property (including the Common Areas and the Demised Premises) prior to Lease Commencement Date, and (c) Landlord, as a Common Area Cost, shall bear the risk of compliance with the Disabilities Acts in the Common Areas or the Demised Premises that is necessitated by an amendment or change in the Disabilities Act from and after the Lease Commencement Date.

32.2                        Landlord represents and warrants to Tenant that as of the Lease Commencement Date the Property complies in all material respects with the Disabilities Acts, or in the event that the Property does not comply. Landlord shall cause the Property to comply at its sole cost and expense.

ARTICLE 33 – GENERAL PROVISIONS

33.1                     The laws of the State of New Jersey shall govern the validity, performance and enforcement of this Lease and any dispute arising hereunder shall be adjudicated in a forum located in the County of Mercer, State of New Jersey.

33.2                     The invalidity of one or more phrases, articles, sections, sentences, clauses or paragraphs contained in this Lease shall not affect the remaining portions of this Lease or any part thereof, and in the event that any one or more of the phrases, articles, sections, sentences, clauses or paragraphs contained in this Lease shall be deemed invalid, this Lease shall be construed as if such invalid phrases, articles, sections, sentences, clauses or paragraphs had not been inserted herein.

33.3                     Tenant shall not record this Lease nor any Memorandum of Lease.

33.4                     Except as otherwise expressly provided for herein, this Lease and the obligations of Tenant to pay rent hereunder and perform all of the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease, or is unable to supply or is delayed in supplying any service, expressed or implied, to be supplied or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of any cause beyond Landlord’s reasonable control, including, but not limited to, Acts of God, strikes, labor troubles, shortage of materials, government preemption in connection with a national emergency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or similar emergency; provided that Landlord shall in each instance exercise reasonable diligence to effect performance as soon as possible. It is agreed that the Landlord shall not be required to incur any overtime or additional expenses in Landlord’s reasonable diligence to effect the performance of any of the Landlord’s obligations in this Lease contained.

33.5                     Except for seeing eye animals accompanying legally blind individuals, no dogs, cats, or other animals are allowed on or in the Demised Premises or the Property without the Landlord’s prior written consent.

33.6                     The Summary attached to the front of this Lease is hereby incorporated into and made a part of this Lease by this reference.

33.7                     Smoking is prohibited inside all buildings on the Property and in all locations on the Property other than designated smoking locations designated by the Landlord.

33.8                     This Lease may be amended only by an instrument in writing signed by the parties hereto.

33.9                     Any headings preceding the text of the various sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect its meaning, construction or effect.

33.10              Each of Landlord and Tenant hereby represents and warrants to the other that the person, officer, member, partner or entity executing and delivering this Lease on its behalf is authorized to execute and deliver this Lease on its behalf and when so executed and delivered on its behalf by such person, officer, member, partner or entity, this Lease shall be binding on it.

33.11              This Lease may be executed in counterparts, each of which shall be deemed to be an original of this Lease, but all of which, together, shall constitute one and the same instrument. The transmission of a signed counterpart of this Lease by facsimile or by portable document format (.pdf) shall have the same force and effect as delivery of an original signed counterpart of this Lease and shall constitute valid and effective delivery for all purposes of this Lease.

33.12              Tenant’s name and location shall be displayed on the Unit or Property directory at Landlord’s expense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have signed their names and affixed their seals the day and year first above written.

WITNESS:	LANDLORD:

Bunn Farm Associates, LLC

/s/ Nancy Crucili	By:	/s/ Edwin W. Schmierer
Name:	Name:	Edwin W. Schmierer
	Title:	Manager

WITNESS:	TENANT:

Agile Therapeutics, Inc.

/s/ C.G. Arnold	By:	/s/ Alfred Altomari
Name: C.G. Arnold	Name:	Alfred Altomari
	Title:	President and CEO

[SIGNATURE PAGE TO LEASE]

EXHIBIT A

OUTLINE OF DEMISED PREMISES

101 Poor Farm Road
Princeton, NJ

5,750 SF—3rd Floor of
Unit A

LEASE AMENDMENT

THIS LEASE AMENDMENT (“Agreement”) is entered into on this 20th day of November, 2012 (the “Effective Date”) by and between Agile Therapeutics, Inc. (“Tenant”) and Bunn Farm Associates, LLC (“Landlord”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a lease dated November 19, 2010 (“Original Lease” and as amended by this Agreement, the “Lease”) for approximately 5,750 square feet of office space (“Original Space”) on the third floor of Unit A of Herrontown Woods Condominium located at 101 Poor Farm Road, Princeton, New Jersey 08540 (“Demised Premises”); and

WHEREAS, the Tenant has requested that it be permitted to lease from the Landlord approximately 1,250 square feet of additional space located on the second floor of Unit A of Herrontown Woods Condominium (“Additional Space”); and

WHEREAS, Landlord is willing to lease the Additional Space to the Tenant through the Lease Expiration Date (as defined in the Original Lease), subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

Recitals; Defined Terms.  The Recitals to this Agreement stated above are hereby incorporated herein by reference.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Original Lease.  The term “Lease” and all references thereto in this Agreement and in the Original Lease shall mean and refer to the Original Lease as amended by this Agreement.

Lease Amendment - Demised Premises.  From and after the Effective Date, the Original Lease shall be amended so that the term “Demised Premises” shall mean both the Original Space and the Additional Space, so that the Demised Premises shall consist of approximately 7,000 square feet.

Lease Amendment - Monthly Base Rent.  The Minimum Monthly Rent to be paid by Tenant to the Landlord during the Term shall remain unchanged as set forth in the Lease for the Original Space, however, in addition, for the period commencing December 1, 2012 through and including November 30, 2013, Tenant shall pay to Landlord, at the times and in the manner for the payment of Minimum Monthly Rent set forth in the Original Lease, an additional sum of $2,396.00 per month for the total rent due and attributable to the Additional Space.  For the avoidance of doubt, while the Original Space shall remain subject to all of the terms and conditions of the Original Lease, the Additional Space shall also remain subject to all of the terms and conditions of the Original Lease (including, without limitation, Tenant’s renewal option in Article 31), however, (i) the Minimum Monthly Rent attributable to the Additional Space shall be a fixed gross rent of $2,396.00 per month for a total rental obligation relative to the Additional Space for the period of December 1, 2012 through November 30, 2012 of $28,752.00, and (ii) the Additional Space is not separately metered for electric and Landlord shall provide, or cause to be provided, Tenant with electricity for the Additional Space as part of the Minimum Monthly Rent for the Additional Space.  Landlord and Tenant acknowledge that there is no change to Tenant’s Proportionate Share of Common Area Costs, it being understood that Tenant’s obligation to pay its Proportionate Share of Common Area Costs only applies to the Original Space.

Condition.  The Tenant accepts the Additional Space in its “AS-IS” condition being fully aware of the condition of the subject premises and the building in which same are located.  It is expressly agreed that Tenant shall be solely responsible for any fit-out costs for the Demised Premises, including the Additional Space and that Landlord makes no representations or warranties whatsoever regarding the condition of the Demised Premises, including the Additional Space.  Any fit-out undertaken by Tenant shall be in compliance with all requirements under the Lease and applicable laws, rules, regulations and ordinances.

Release.  Tenant hereby acknowledges and confirms that Landlord is not in default of any of its duties or obligations under the Lease.  By signing this Agreement, Tenant hereby releases Landlord, its officers, directors, shareholders, managers, employees, professionals, agents, representatives, owners and members from any and all claims, damages and/or liabilities, whether known or unknown, past or present, incurred or arising out of the Lease.

Entire Agreement.  This Agreement together with the Original Lease, as modified hereby, embodies the entire agreement of Landlord and Tenant with respect to the subject matter of this Agreement.  This Agreement supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Agreement.  There are no agreements or understandings which are not set forth in the Original Lease or this Agreement. This Agreement may be modified only by a written instrument duly executed by Tenant and Landlord.  In the event of any conflict between the terms of this Agreement and the Original Lease, this Agreement shall govern as to the term in conflict.

Binding Effect. The terms and provisions of this Agreement will inure to the benefit of, and will be binding upon, the permitted successors, assigns, personal representatives, heirs, devisees, and legatees of Tenant and Landlord. Tenant and Landlord have executed this Agreement on the respective dates set forth beneath their signatures below. Any agent or other person executing this Agreement on behalf of any party represents and warrants to the others and to Landlord that he or she has full power and authority to execute this Agreement on such party’s behalf.

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Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New Jersey applicable to agreements executed and to be performed solely within the State of New Jersey.

Jurisdiction; Agents for Service of Process.  Any proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the County of Mercer, State of New Jersey, or in the United States District Court for New Jersey, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

Legal Representation.  The parties acknowledge that they have entered into this Agreement after consultation with their respective attorneys.

Full Force and Effect.  Except as specifically and expressly modified by this Agreement, the terms and conditions of the Original Lease shall remain in full force and effect.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and part of one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Agreement the day and year first above written.

Agile Therapeutics, Inc.

By:	/s/ Alfred Altomari
Name:	President and CEO
Date:	November 20, 2012

Bunn Farm Associates, LLC

By:	/s/ Shawn M. Neufeld
Name:	Shawn M. Neufeld, Manager
Date:	11/20/12

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SECOND LEASE AMENDMENT

THIS SECOND LEASE AMENDMENT (“Agreement”) is entered into on this 24th day of July, 2013 (the “Effective Date”) by and between Agile Therapeutics, Inc. (“Tenant”) and Bunn Farm Associates, LLC (“Landlord”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a lease dated November 19, 2010 (“Original Lease” and as amended, the “Lease”) for approximately 5,750 square feet of office space (“Original Space”) on the third floor of Unit A of Herrontown Woods Condominium located at 101 Poor Farm Road, Princeton, New Jersey 08540 (“Demised Premises”); and

WHEREAS, Landlord and Tenant entered into an amendment to the Lease dated November 20, 2012 (“Amendment to Lease” or “Lease Amendment”) by which Tenant leased from the Landlord approximately 1,250 square feet of additional space located on the second floor of Unit A of Herrontown Woods Condominium (“Additional Space”); and

WHEREAS, Tenant has requested further modifications to the Lease and the Amendment to Lease as set foth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

Recitals; Defined Terms.  The Recitals to this Agreement stated above are hereby incorporated herein by reference.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Original Lease and/or the Amendment to Lease.

Lease Amendment — Term.  The Lease Term shall be extended through, and shall expire on, November 30, 2015.

Lease Amendment - Base Rent.

The Minimum Monthly Rent to be paid by Tenant to the Landlord during the Lease Term for the approx. 5,750 sq. ft. of space comprising the Demised Premises shall be:

Through November 30, 2013 — $10,541.67/ month

From December 1, 2013 — November 30, 2014 - $129,375/year - $10,781.25/month

From December 1, 2014 — November 30, 2015 - $132,250/year - $11,020.83/month

The Minimum Monthly Rent to be paid by Tenant to the Landlord during the Lease Term for the approx. 1,250 sq. ft. of space comprising the Demised Premises shall be:

Through November 30, 2013 — $2,396/ month

From December 1, 2013 — November 30, 2014 - $29,375/year - $2,447.91/month

From December 1, 2014 — November 30, 2015 - $30,000/year - $2,500/month

Lease Base Year — The Lease Base Year shall remain as per the existing lease (2011 base year) through the end of the Lease Term of November 30, 2015.

Condition.  The Tenant accepts the Demised Premises in its “AS-IS” condition being fully aware of the condition of the subject premises and the building in which same are located.  It is expressly agreed that Tenant shall be solely responsible for any fit-out costs for the Demised Premises, including the Additional Space and that Landlord makes no representations or warranties whatsoever regarding the condition of the Demised Premises, including the Additional Space.  Any fit-out undertaken by Tenant shall be in compliance with all requirements under the Lease and applicable laws, rules, regulations and ordinances.

Release.  Tenant hereby acknowledges and confirms that Landlord is not in default of any of its duties or obligations under the Lease.  By signing this Agreement, Tenant hereby releases Landlord, its officers, directors, shareholders, managers, employees, professionals, agents, representatives, owners and members from any and all claims, damages and/or liabilities, whether known or unknown, past or present, incurred or arising out of the Lease.

Entire Agreement.  This Agreement together with the Amendment to Lease and the Original Lease, as modified hereby, embodies the entire agreement of Landlord and Tenant with respect to the subject matter of this Agreement.  This Agreement supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Agreement. There are no agreements or understandings which are not set forth in the Original Lease, the Lease Amendment, or this Agreement. This Agreement may be modified only by a written instrument duly executed by Tenant and Landlord.  In the event of any conflict between the terms of this Agreement, the Lease Amendment, and the Original Lease, this Agreement shall govern as to the term in conflict.

Binding Effect. The terms and provisions of this Agreement will inure to the benefit of, and will be binding upon, the permitted successors, assigns, personal representatives, heirs, devisees, and legatees of Tenant and Landlord. Tenant and Landlord have executed this Agreement on the respective dates set forth beneath their signatures below. Any agent or other person executing this Agreement on behalf of any party represents and warrants to the others and to Landlord that he or she has full power and authority to execute this Agreement on such party’s behalf.

Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New Jersey applicable to agreements executed and to be performed solely within the State of New Jersey.

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Jurisdiction. Agents for Service of Process.  Any proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the County of Mercer, State of New Jersey, or in the United States District Court for New Jersey, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

Legal Representation.  The parties acknowledge that they have entered into this Agreement after consultation with their respective attorneys.

Full Force and Effect.  Except as specifically and expressly modified by this Agreement, the Lease Amendment, and the terms and conditions of the Original Lease shall remain in full force and effect.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and part of one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Agreement the day and year first above written.

Agile Therapeutics, Inc.

By:	/s/ Alfred Altomari
Name:	Al Altomari, President & CEO
Date:	July 24, 2013

Bunn Farm Associates, LLC

By:	/s/ Shawn M. Neufeld
Name:	Shawn M. Neufeld, Manager
Date:	July 24, 2013

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